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            PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA

                                      RIDER


                               POLICY SPLIT OPTION

INSUREDS                                                        POLICY NUMBER

                                                                RIDER ISSUE DATE
DESCRIPTION
OF BENEFIT

While this Rider is in effect, this Policy may be split into two individual whole life insurance it policies, one on each of the above Insureds, upon the occurrence of one of the following:

     1. if a final divorce decree with respect to the marriage of the Insureds is issued by a court in the United States;

     2. if the Federal Estate Tax law is changed resulting in removal of the unlimited marital deduction or reduction of at least 50% in the estate taxes payable on death.

Evidence of insurability will be required on both Insureds to exercise this option. We must receive Written Request within 180 days of the date the applicable event occurs. All OWNERS must agree to the split. The portion of this Policy attributable to an Owner not choosing to exercise this option or where satisfactory evidence of insurability is not provided with respect to one of the Insureds, may be surrendered for one-half of the Net Cash Surrender Value.

EFFECTIVE      The Effective Date of the split will be the Policy Processing Day
DATE           following the later of the date Written Request is received at our Home Office or the date we approve satisfactory evidence of insurability for both Insureds.

NEW POLICIES   Each of the new policies will be a permanent participating fixed-benefit policy which is available on the Effective Date of the split. The Policy Date of the new policies will be the Effective Date of the split- The new policies will not provide any insurance until this Policy terminates.

PERCENTAGE     This Policy will be split on a 50/50 basis into two individual
OF THE SPLIT   policies.

FACE AMOUNT OF The Face Amount of the new policy will be determined such that
NEW POLICIES   the initial death benefit (excluding paid-up additions) is at least one-half of the Face Amount of this Policy. The minimum
               Face Amount of the new policies will be based on our minimum limit for such policies on the Effective Date of the split.

FREE-LOOK      If you return either of the new policies under the free-look
PROVISION      provision, we will refund an amount equal to one-half of the
FOR            Net Cash Surrender Value of this Policy plus all additional
NEW POLICIES   premiums paid for the new policy.
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POLICY ACCOUNT      One-half of the Policy Account Value less one-half of any
VALUE policy loan including accrued interest, determined as of the Effective Date of the split, will be applied to pay the initial premium of each new policy. Any excess amount will be applied to purchase paid-up insurance under the provisions of the new policy or rider attached to such policy.

LOANS Any debt existing prior to the Effective Date of the split will no longer exist. Any assignment of this Policy will apply to each new policy.

RIDERS Riders attached to this Policy will terminate on the Effective Date of the split. Riders may be added to the new policies, subject to our normal requirements and restrictions for such benefits.

NEW POLICY          The premiums for each new policy will be based on each
PREMIUMS            Insured's Age and Premium Class as of the Policy Date of the
                    new policy. Premiums will become payable as of the Effective
                    Date of the split.

PREMIUM             There is no cost for this rider.
FOR RIDER

SUICIDE             The Suicide Exclusion and Incontestability provisions of
EXCLUSION &         this Policy apply to this Rider. In & applying these
INCONTESTABILITY    provisions to this Rider, Date of Issue means the Rider
                    Issue Date.

TERMINATION         This Rider terminates on the earliest of:

                    1. the Policy Processing Day on Or following the date
                       your Written Request to split the policy under Ns Rider is received;

                    2. the date of death of the first Insured to die under
                       this Policy;

                    3. the date we receive Written Request to cancel this
                       Rider;

                    4. the Policy Anniversary when the older Insured reaches
                       Attained Age 81; or

                    5. the date this Policy is surrendered for cash.


Attached by PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA on the Rider Issue Date.


                                          /s/ Robert W. Koss
                                          -----------------------------
                                          President and Chief Operating Officer